Exhibit 10.12

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is made by and between Brian C. Thomas (“Employee”) and Metagenomi, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee is employed by the Company;

WHEREAS, Employee and the Company entered into an Executive Employment Agreement, dated March 20, 2023 (the “Employment Agreement”) and Employee is a “Covered Executive” under the Company’s Executive Severance and Change in Control Policy (the “Severance Policy”);

WHEREAS, Employee and the Company entered into an Employee Invention Assignment and Confidentiality Agreement, dated September 16, 2016 (the “Confidentiality Agreement”);

WHEREAS, the Employee holds unvested shares of restricted stock of the Company and Company and Employee have entered into Stock Option Agreements and Restricted Stock Unit Agreements subject to the terms and conditions of the Company’s 2024 Stock Option and Incentive Plan (collectively with the documents governing the shares of restricted stock, the “Stock Agreements”);

WHEREAS, Employee plans to voluntarily resign from Employee’s employment with the Company, effective November 6, 2025 (the “Termination Date”);

WHEREAS, Employee’s voluntary resignation from Employee’s employment with the Company is not for Good Reason, as that term is defined in both the Employment Agreement and in the Severance Policy;

WHEREAS, the Parties agree this Agreement fulfills Employee’s Notice of Termination requirement under section 3(f) of the Employment Agreement;

WHEREAS, Employee currently plans to continue to serve on the Company’s Board of Directors (the “Board”), which the Company currently desires;

WHEREAS, as a Board member, Employee will be entitled to receive the standard compensation and equity granted to other similarly situated Board members, during his Board service; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.
Recitals. The Recitals set forth above are expressly incorporated into this Agreement.

2.
Consideration. Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the consideration described in this section.

a. Bonus. The Company shall pay the Employee a pro rata bonus in the amount of $399,600.00 in a lump sum amount payable within sixty (60) days following the Termination Date. Employee also acknowledges that (i) the termination of his employment does not constitute an involuntary termination without Cause, as that term is defined in the Employment Agreement, and (ii) his voluntary resignation from employment does not give him any rights under the Severance Policy.

b. Retainer. The Company agrees to pay Employee a monthly retainer of Fifty-Five Thousand Five Hundred Dollars ($55,500.00) per month, less applicable withholdings, for three months following the Effective Date. During this period, Employee shall make himself available for consultation at the sole discretion of the Company’s Chief Executive Officer.

3.
Stock. The Parties agree the number of shares of the Company’s common stock that Employee is entitled to purchase from the Company, pursuant to the exercise of outstanding options, will continue to be governed by the terms and conditions of the Company’s Stock Agreements. The Company’s Stock Agreements also control in the event this provision conflicts with the interpretation of the amount of options vested under those agreements. The ongoing vesting requirements applicable to Employee’s restricted stock and restricted stock units shall continue to be governed by the terms and conditions of the Company’s Stock Agreements. The Company’s Stock Agreements also control in the event this provision conflicts with the interpretation of the amount of restricted stock or restricted stock units vested under those agreements. The Parties agree that the Employee remains in a service relationship with the Company, while he remains on the Board.

EMPLOYEE UNDERSTANDS THAT NEITHER THIS AGREEMENT NOR THE COURSE OF EMPLOYEE’S EMPLOYMENT WITH THE COMPANY, OR ANY OTHER SERVICE TO THE COMPANY, GIVE OR GAVE EMPLOYEE ANY RIGHT, CONTINUING OR OTHERWISE, TO THE REVENUES AND/OR PROFITS OF THE COMPANY AND/OR ANY OTHER RELEASEE (AS DEFINED BELOW) OR ANY OTHER INTEREST, ECONOMIC OR OTHERWISE, IN THE COMPANY AND/OR ANY OTHER RELEASEE (AS DEFINED BELOW).

4.
Benefits. Employee’s health insurance benefits will cease on the last day of November 2025, subject to Employee’s right, if any, to continue Employee’s health insurance under COBRA. Employee’s participation in all benefits and incidents of employment ceased as of the Termination Date.

5.
Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages (including overtime wages if applicable), bonuses, paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

6.
Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, subsidiaries, parents, predecessor and successor corporations and assigns, and professional employer organization or co-employer (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, fraudulent inducement, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Control and Reform Act, the National Labor Relations Act, the California Family Rights Act, the California Labor Code, the California Fair Employment and Housing Act, and any other similar statutes, regulations or laws;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section will be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law.

7.
Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date the Employee signs this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement will not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

8.
Unknown Claims. Employee acknowledges that Employee has been advised to consult with legal counsel and that Employee is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Employee’s favor at the time of executing the release, which, if known by Employee, must have materially affected Employee’s settlement with the releasee. Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect.

Specifically, Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE

MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

9.
No Pending Lawsuits. Employee represents that Employee has no lawsuits pending in Employee’s name against the Company or any of the other Releasees.
10.
Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including (without limitation) the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information; provided that Employee understands that nothing in this Agreement, the Employment Agreement, or the Confidentiality Agreement limits Employee’s rights under the Protected Disclosures and Other Protected Actions paragraph in this Agreement. Employee hereby acknowledges receipt of the following notice required pursuant to 18 U.S.C. § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Employee acknowledges that during the course of Employee’s employment with the Company, Employee had access to a number of highly confidential materials, and Employee specifically represents that Employee will refrain from using any such confidential information in the future. Unless provided elsewhere in this Agreement, Employee affirms that Employee has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company. Employee represents that Employee has not misused or disclosed any confidential or proprietary information or trade secrets of the Company to any unauthorized party.

11.
No Cooperation. Subject to the Protected Disclosures and Other Protected Actions paragraph, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless compelled to do so under a subpoena, court order, or upon written request from a governmental entity or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena, court order, or written request, and to furnish a copy of the foregoing, within three (3) business days of its receipt. Subject to the Protected Disclosures and Other Protected Actions paragraph, if approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee will state no more than that Employee cannot provide counsel or assistance.
12.
Nondisparagement. Except as otherwise expressly provided herein, including in the Protected Disclosures and Other Protected Actions paragraph in this Agreement, Employee agrees to refrain from any disparagement of any of the Releasees. Employee will direct any inquiries by potential future employers to the Company’s human resources function.

13.
Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement or the Employment Agreement will entitle the Company immediately to cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as prohibited by law.

14.
No Admission of Liability. Employee understands and acknowledges that with respect to all claims released herein, this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, will be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

15.
Costs. The Parties will each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

16.
Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. The Parties agree and acknowledge that the payments made pursuant to the consideration section of this Agreement are not related to sexual harassment or sexual abuse and not intended to fall within the scope of 26 U.S.C. Section 162(q).

17.
Section 409A. It is intended that this Agreement comply with, or be exempt from, 26 U.S.C. Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and Employee will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A. In no event will the Releasees reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A.

18.
Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19.
No Representations. Employee represents that Employee has had an opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

20.
Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision.

21.
Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party will be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

22.
Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings and communications concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement, the Stock Agreements, and the terms of the Employment Agreement that apply following the termination of Employee’s employment, and the terms of any indemnification agreement entered into between the Company and Employee. Nothing in the Employment Agreement limits Employee’s rights as set forth in the Protected Disclosures and Other Protected Actions paragraph of this Agreement.

23.
No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly-authorized representative of the Company.

24.
Governing Law. For the purposes of interpreting and enforcing the contractual terms of this Agreement only, the laws of the State of California will govern, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California for disputes relating to the interpretation or contractual terms of this Agreement.

25.
Protected Disclosures and Other Protected Actions. Notwithstanding any other provision of this Agreement, nothing in this Agreement or any other agreement between Employee and the Company, or any Company policy, prevents Employee from: (i) filing and/or pursuing a charge, complaint, or report with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicating with any Government Agency or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including Employee’s ability to provide documents or other information, without notice to the Company; (iii) providing truthful testimony in litigation or arbitration; (iv) discussing or disclosing information about sexual harassment, sexual assault, or unlawful acts in the workplace, including harassment, discrimination, retaliation or other conduct Employee has reason to believe is unlawful; and/or (v) exercising any rights Employee may have under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including, without limitation, discussing any labor issue, dispute or term or condition of employment as part of engaging in concerted activities for the purpose of mutual aid or protection. If Employee files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on Employee’s behalf, or if any other third party pursues any claim on Employee’s behalf, Employee waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action), except that the Company will not limit any right Employee may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency that may enforce federal securities laws. In connection with the protected disclosures and other protected action mentioned in this paragraph, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. In making any such disclosures or communications, Employee must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the relevant government agencies. The protected disclosures and other protected actions mentioned in this paragraph do not include the disclosure of any Company attorney-client privileged communications or attorney work product unless applicable law prohibits such a prohibition.

26.
Effective Date. Employee understands that (i) this Agreement will be null and void if not executed by Employee within twenty-one (21) days, and (ii) each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

27.
Counterparts. This Agreement may be executed in counterparts and by electronic signature, and each counterpart and electronic signature will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

28.
Acknowledgements; Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that: (a) Employee has read this Agreement; (b) Employee has the right to consult an attorney regarding this Agreement, and has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has voluntarily elected not to retain legal counsel; (c) Employee has been provided with a reasonable time period to consult with an attorney and consider this Agreement, and if Employee signs and returns a copy of this Agreement in less than the time allotted, Employee acknowledges that Employee has knowingly, voluntarily and without any inducement by the Company, chosen to waive such time period allotted for considering this Agreement; (d) Employee understands the terms and consequences of this Agreement and of the releases it contains; and; (e) Employee is fully aware of the legal and binding effect of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Brian C. Thomas, an individual

Dated: 06 November 2025 /s/Brian C. Thomas

Brian C. Thomas

Metagenomi, Inc.

Dated: 06 November 2025 /s/Pamela Wapnick

Pamela Wapnick, Chief Financial Officer